Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 104 to the Registration Statement on Form N-1A of Fidelity Charles Street Trust: Fidelity Asset Manager 30%, Fidelity Asset Manager 40%, and Fidelity Asset Manager 60% of our report dated November 22, 2010 on the financial statements and financial highlights included in the September 30, 2010 Annual Report to Shareholders of the above referenced funds, which is also incorporated by reference into the November 29, 2011 Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts November 22, 2011